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


     The following conference call was held by Comcast with its investors on August 1, 2001:


                              Comcast Corporation
                  Second Quarter 2001 Investor Conference Call
                                 August 1, 2001


Operator:          ...Welcome to the second quarter 2001 Investor Conference
                   Call for Comcast Corporation. Today's call is being recorded. At this time for opening remarks and introduction
                   I would like to turn the call over to the Executive Vice
                   President and Treasurer of Comcast, Mr. John Alchin. Please go ahead sir.

John: Thank you and welcome everybody to our second quarter earnings call. Just before we proceed I would like to alert everybody to the fact that we have both audio and slides on our web site www.cmcsk.com. So for those of you who are listening in by phone we would encourage you to look at that Web site to pull up the slides. They are operated manually so you can advance them, as you want. Secondly I would refer everybody to our Safe Harbor Disclaimer referencing any forward looking statements in this presentation and to the risks associated with any of those forward looking statements. So let us proceed directly into the presentation. We are delighted with the outstanding results that we are reporting in all three core business segments that we have; cable, content and QVC. We have terrific momentum in our cable operation with RGU growth continuing sequentially from first quarter to second quarter and we are very confident of the second half of the year doing even better than we have in the first half of the year. QVC has reported yet another outstanding quarter of growth with its second quarter results. We have expanded the Footprint and cable significantly in the last three- month period. You will be hearing from Steve Burke as he details the systems that have been integrated throughout the first six months of this year, over two million subscribers over a six month period. On the content front we have terrific results in E, in The Golf Channel and the Sports Channel. In the Golf Channel we increased our ownership stake by over 30% and as from the second quarter we are no longer reporting this asset on an equity basis but rather consolidating it into the numbers. So we now have 91% ownership interest in the Golf Channel and it is reported on a consolidated basis from here on out. We are reiterating our targets for all of the guidance that we have given previously but I think on a more exciting front we are increasing the new revenue generating targets that we had for both the digital product and the data product in the cable division. All of these results reaffirm the reasons that we have stated over the past three weeks for the offer for AT&T's Broadband assets. Before we get into any issues related to that transaction let us share the exciting enthusiasm we have for this quarters results.

                   If you look at the quarter alone we report $2.2 billion of revenue, up 20% from a year ago and $700 million of operating cash flow, up fully 16% from a year ago. We would point out though that if you back out the losses associated with our new business Telephony initiatives we would be reporting operating cash flow growth of fully 20.8% for the quarter. The consolidated results as I break them down by segment reports for Cable fully 13% of cash flow growth, for QVC 19% consolidated cash flow growth, content over 21%, aggregated 16%, cash flow growth out of the core businesses before taking into account the new business initiatives. All of those numbers are on an apples to apples basis pro-formed to the transaction that Steve will be detailing in his comments. Before we go into the cable division let us first highlight the terrific results that we have out of QVC. QVC prior to the losses associated with QVC Japan generated fully 24% cash flow growth for the quarter. The real driving machine behind QVC is the domestic operation, which includes both the television channel and iQVC. The domestic operation accounts for fully 86% or $757 million of the $876 million of revenue that we reported. We generated fully $167 million of cash flow more than the total cash flow reported, which is $160 million and reflects the losses associated with our German and Japanese initiatives. In this domestic operation we saw revenue growth of 15% for the quarter, cash flow growth of 23% and an increase in the operating margin of fully 1.4 percentage points finishing the quarter with a 22% cash flow margin for the second quarter. This cash flow margin increase is driven by a number of factors, a change in mix, strong pricing elements, productivity and expense containment. On the productivity side we saw double digit growth, mid teen gains in the dollars per minute in both the apparel sector and the home sector. So across all fronts we are seeing very strong numbers out of QVC. On the expense front both variable expenses associated in a number of areas like customer service telecoms all contained and below where they were a year ago. Even in the fixed cost category we see expenses at lower levels than they were 12 months ago. You may recall that 12 months ago we had a new warehouse coming on site with Rocky Mount, the startup costs associated there no longer reflected in the numbers. We are really producing optimally out of that facility now and contributing to the increased operating margin up to 22%. As I mentioned we launched QVC Japan. That happened on April 1st and generated $1.6 million of revenue in the second quarter and incurred a loss in line with our estimates of $6.6 million. That loss is reflected in the $160 million number that we show on the slides and in our press release. The only other news I would like to share with you on QVC at this point is that we are starting an exciting new marketing initiative in August, which is later this month opening up a QVC store in the Mall of America. This is really an opportunity for us to showcase product, to attract new customers. It becomes like a remote studio where we can show people who are in the Mall of America just what QVC has on the channel. So it becomes a whole new concept of marketing the brand and marketing the products. Let us move on now to content. In this area E! had another terrific quarter. E! reported revenue growth in the mid to high teens driven primarily by advertising revenue growth up in the mid 20% range. This is attributable to subscriber growth and a carry over from last years up front market. Affiliate revenues are also up because of subscriber growth. In fact E! reported fully a 15% increase in the number of subscribers to at total of 70 million at the end of June. We see similar terrific results coming out of The Golf Channel. It is growing in line with E!, 24% increase in the number of Golf Channel subscribers. The Golf Channel is now available to 40 million customers worldwide and about 95% of those customers are in the domestic market. Golf will report between $40 to $50 million of operating cash flow this year, up significantly from the numbers reported last year. We had a very exciting second period in the sports area as well reminding listeners that we closed the acquisition of Home Team Sports in February. So we now have over 50% of our subscriber base with Comcast branded sports programming in the mid Atlantic super cluster stretching from south of Washington DC through to northern New Jersey. We remain very comfortable with the guidance that we have out there for our content sector, which is for mid teen growth in the revenue category with operating cash flow growth probably in excess of 20% for the year. So with that let us turn to the cable division. The cable division reported 9.7% growth in revenues to almost $1.3 billion and over $560 million of operating cash flow, up 13% from the same period last year. With that cash flow growth we increased our margin to 43.7%, up from 42.5% a year ago and up from 42.6% in the first quarter this year on an apples to apples basis. This reflects early expense savings in the acquired properties that we will be talking about in a minute. On the revenue front we remain very comfortable with the range of 9 to 10% revenue growth that we have given as guidance for the full year this year. This will require revenue growth in the second and third quarters in excess of 12% and this is very doable. The way this is happening is acquired systems produced over 20% of the revenue that our entire operations produce now. We have seen slower implementation of digital and data products in those acquired properties, but that is now fully underway. A somewhat later introduction of rate increases but you will see all of the impact of that in the second half of the year. At the same time we have the historic systems operating on all cylinders with terrific new product roll out, improving operating margins and a great outlook for the second half of the year. I think I have to clarify one thing. I said that revenue would be growing 9 to 10%. I should have said 10 to 12%. So just reiterating that revenue growth for the full year will be 10 to 12% and very comfortable with that guidance. Cash flow increased 13%. This is because expense initiatives kicked in very quickly. We are looking at 13%; up from 11.1% growth in the first quarter and Steve will take you through the integration success that we have had in the first six months of the year. Moving on to the digital product we saw fully 77% growth in digital subscriptions to 1.84 million at June 30th. We added over 200,000 subscriptions in the second quarter. This is up 26% from the 159,000 subscriptions that we added in the first quarter of the year and greater than the 193,000 that we added in the second quarter of year 2000. Average weekly additions in the second quarter were fully 15,500 up from 12,200 in the first quarter. We have penetration of 23% now.

                   We fully expect to finish the year between 25 to 30% penetrations at year-end. Believe it or not we have this product now in front of 97% of the cable subscribers that we serve. Most excitingly we have increased our guidance for this product at year-end from 2 million subs to 2.2 million subs.

                   The high-speed data product offers an even more exciting story. We finished the quarter with 676,000 subscribers, a 128% increase. We added 101,000 subscribers in the second quarter, up from 95,000 in the first quarter of this year and almost double the 51,000 that we added in the second quarter of 2000. Our weekly rate of additions of this product amounted to 7,800 a week, up from 4,000 in the second quarter last year. This product is available to over 8 million homes today. That represents fully 60% of the 13.5 million homes that we serve. We have done an awful lot in the last three months to ensure that demand for this product continues to increase as we go into the second half of this year and on into 2002. This demand we have seen continuing to increase in the face of a rate increase of some to 12 to 12.5%. We have increased the rate for this product to $44.95 for those customers leasing a modem and to $39.95 for those customers buying a modem provided they subscribe to our cable product. All of the new customers are on this rate card now. By year-end existing customers will move to the new rate card. All promotional activity that we have undertaken is working extremely well. We are now in over 960 retail outlets; up from 600 at the beginning of the year just six months ago and we will be in 1200 retail outlets by the end of the year. Over 400 Radio Shack outlets and 100 Circuit City outlets have been active in re-merchandising, creating new stands, displaying new ways in which Comcast is marketing this product. We should reap the benefits of all of this work in the second half of the year. The network continues to improve, contact rates from customers is at half the level that it was six months ago and there has been absolutely no change in the churn rate on this product. This is all only achievable because of the stage we are at with our rebuild. As we show on the next slide by year-end over 95% of our plant will have at least 550 megahertz of capacity. I would draw everybody's attention to the fact that the second quarter represents the peak level of capital investment in our cable plant. We invested $512 million of capital in our cable plant in the second quarter. Our investment level for the first half of the year is $950 million. We are increasing the capital guidance for the year from $1.45 to $1.75 billion. Of the incremental $300 million, $125 million relates to the additional modems and digital boxes that we will deploying to meet the increased guidance that we have given and another $175 million relates to the accelerated rebuild. With a year-end target of $1.75 billion you will see a slow down in the rate of capital investment. In the second half of the year we will be investing approximately $800 million in the second half of the year, down from 950 in the first half of the year. This of course has implications for our ability to generate free cash flow. At year end we will generate prior to our new business initiatives and one time taxes that will be paid in relation to some investment gains between $100 million to $200 million of free cash flow. This means that we are internally funding this year fully $2.2 billion of capital investment across all of our business lines, $650 million of interest and over $200 million of taxes from internally generated funds. So in closing then I would just like to reiterate our cable financial guidance. Revenue will grow this year for the full year 10 to 12%. Cash flow will grow for the full year between 12 to 13%. We will have at year-end approximately 950,000 cable modem customers and over 2.2 million digital subscriptions at December 31st. With that please let me pass over to Steve.

Steve Burke:       Thank you very much John. If you look at our business
                   objectives for the quarter we really had four major objectives. First to continue to increase cash flow and hopefully accelerate it. Secondly to accelerate RGU growth.
                   Third, to continue our aggressive rebuild schedule. Fourth, to continue to integrate new systems. I think the good news is after the first half of this year the bulk of that integration process is now behind us. All of our pending deals are closed and now all of those systems are part of Comcast and as you can see on this slide we have brought in
                   1.9 million subscribers to the company. That is the gross amount of subscribers that came from other companies and are now part of Comcast. The net number is 769,000 but the digestion if you will is really 1.9 million. We have had a great deal of activity regarding these new subscribers and new systems. The good news is right now, all of the management teams are in place. The re-budgeting process, which we have referred to on previous calls, has been completed. I am pleased to say in all of the major systems we are seeing a four to six point margin improvement in all of the systems that we have brought in. We believe there is obviously more to come. If you look at the next slide you will see that over the last five quarters while we have taken in 1.9 million new subscribers while we have rebuilt literally a quarter of our company; a faster rebuild then we have ever had in the history of the company through all of that we have had very solid margins. In fact in the second quarter of calendar
                   2001 our margin increased over a percentage point up to 43.7%. A big part of that improvement is due to our integration success. The good news is I mentioned we had four business objectives. Two of those objectives by the end of this year will be largely complete. In other words integration and the rebuild process. So we can really concentrate on increasing RGU growth and free cash flow and operating cash flow growth and acceleration. Now moving on to future new products. We believe we have a very strong foundation in place. As John mentioned by the end of this year we will be 95% rebuilt and so that gives us the platform for growth. Importantly we will have 2.2 million set top boxes in field, which will be a way to introduce new products on a proven technology that is in people's homes.
                   Of course 950,000 cable modems in people's homes, as well.
                   Video On Demand I think represents one of the key ways that we are going to be leveraging this platform. We think Video
                   On Demand as we have mentioned previously is very important strategically. First it is a way to drive out digital penetration deeper and faster than otherwise would be the case. Secondly it is a great competitive differentiator versus satellite. It is something that cable can do that satellite cannot. Third we believe in time this will be a real moneymaker. Today we have about 200,000 Video On Demand enabled homes and we expect that number to ramp to over 2 million Video On Demand enabled homes by the end of this year. We have made good progress on our tests and integration with billing systems and so on and so forth. We are also very encouraged by the Universal In Demand deal, which was announced last week. We believe more studios are waiting in the wings and so product will become more available in the future. We are also encouraged by the Time
                   Warner SVOD tests and believe that SVOD is going to be a very important part of making the Video On Demand platform a positive for cable. We think this is a chance for us to take a leadership position versus satellite and we certainly intend to be at the front of the industry in doing that.
                   Moving on to @Home, while the business is in great shape and continuing to ramp and accelerate I want to make a few points about what we will be doing in the second half of the year and into next year to keep that going. The retail accounts that we have now, we have a large number of retail accounts that we have had for over a year. Many will be going through their second Christmas season. We will be launching a very important back to school promotion this fall in August and September. So a second holiday season if you will for the at home business and retail is a big part of that. At the same time we spent a lot of time over the last few months working with at home to restructure our relationship. We ended exclusivity; it will end in the month of December. We have announced that and we are also trying to work on a deal that would restructure the way we handle the consumer interface and also some of the financial aspects of that deal. We have mentioned previously, we are committed to multiple ISP's. We are doing a trial in Philadelphia; that is going well. Finally we are very, very encouraged about the potential represented by Docsis 1.1, which should be out some time later this year. We think that will give us a chance next year to not only have one high speed data service but be able to introduce a less expensive lower speed service and a more expensive higher speed service and bring new users in and help accelerate that business. Much in the same way that Video On Demand is going to help us accelerate our digital roll out. The third new product area that we have been working on and is clearly a big part of our plans in the future is Telephony. We continue to manage the Michigan operations and Virginia operations that we have inherited through acquisitions.
                   Those operations were cash flow positive for the quarter;
                   contributed to our results. We continue to make good progress in terms of our tests of voice over IP and obviously remain committed to Telephony as a big upside in cable's future. John?

John:              Let us pass it over to Brian.

Brian: Thank you John and Steve. I am going to mostly focus on our proposal to AT&T and talk about. I will talk a little bit about our proposal to AT&T but I want to begin by just echoing that we feel this was a fabulous operating quarter. I am very proud in what John and Steve just outlined.

                   Thirteen- percent cable cash flow growth is an acceleration and demonstrates that these new products really do deliver an increasing cash flow. I am very pleased with the increased operating margins back to 43.7%, which we took in systems with lower margins and were able to pull the margins up and that is a pretty dramatic increase quarter to quarter. The acceleration in our data business, which is really quite rapid and therefore leading to the revised year end guidance both for data and digital but quite dramatic in data is very encouraging. It is the second increase in guidance this year. The first quarter of course we increased our cash flow and we remain comfortable that we can grow the new products and meet the revised upward cash flow guidance that we have already given you. Really when you think about doing that on the heels of what Steve said, an integration effort of over two million or about two million customers in the last six months alone. It really encourages me that we are up to the challenge for AT&T Broadband and what we have proposed. I would be remiss if I did not acknowledge my friends at QVC because it is one amazing quarter to have 23% operating cash flow growth in the United States ten years into a business with no acquisitions. It continues to do it and amazes every quarter and our hats off to Doug Briggs and Bill Costello. I do think it positions us as the world's leader in electronic commerce and is a great asset for the combined potential company. Let me talk a few words about our proposal to acquire AT&T Broadband. We have proposed a transaction that has the potential to be great for both sets of shareholders. We hope to begin a dialogue promptly with AT&T about the details of our proposal. Much has been said that our proposal does not reflect what AT&T paid. I am not sure that that is the most relevant current reflection of the value of a business. I would like to point out that if you look at the AT&T Investor Presentation when they purchased Media One and the AT&T TCI merger proxy when they purchased TCI according to their own filings they paid around $3,400 to $3,500 per subscriber on average. Our offer is north of that. Secondly and perhaps more importantly our offer represents substantially comparable per sub, sub for sub value for AT&T Broadband relative to Comcast even though there is a meaningful difference in today's metrics and people's view of the short term and medium term future for the two businesses. Of course the market has responded and maybe this is the most important metric of our proposal and people's response to it is that the AT&T stock has gone up in approximately $13 billion post offer to date. Another point I would like to make is that 80% of AT&T's close to 700 institutional shareholders also own Comcast. I think that shows a remarkably broad acceptance of our company, our voting structure by AT&T's largest owners. Remember under our offer a majority of the value creation goes directly to the AT&T shareholders because of course they are going to own a majority of the resulting company. But there is significant value creation opportunity for the Comcast shareholders as well. With only 20% of the total synergy potential realized in year one and 30% in year two the transaction would be near EBITDA even break even for Comcast shareholders in year one and EBITDA accretive in year two. Unlike other buyers in other lines of businesses our only focus is on value creation through the broadband business. We have perfect alignment with the shareholders of AT&T Broadband. Finally a word about Telephony and our Telephony vision as Steve mentioned a little bit on it. We are committed to the cable Telephony opportunity and as we learn more about AT&T's efforts we are sure that we can bring our financial approach and disciplined approach to roll out of new services to enhancing their existing offerings and find a way to create significant shareholder value. We think Telephony is a big part of cable's future. We are fully committed to seeing our proposal through and hope that today's fantastic results demonstrate that we have the management team and the focus to realize the exciting business combination that we proposed. With that we will open it to questions.

John:              Operator if you could open up the Q&A.  Please.

Operator:          Thank you sir. Investors wishing to ask a question may
                   signal us by pressing the digit one on your touch-tone telephone. If your question has been answered and you wish to be removed from the queue please press the pound sign. If you are using a speakerphone please pick up the hand set before pressing the numbers. One moment please. We have Niraj Gupta from Salomon Smith Barney on line with a question. Please state your question.

Niraj: Thank you and good afternoon guys. The question was really mostly on QVC. The growth as Brian pointed out is somewhat remarkable, almost boring how consistent it is but given the growing number of channels that we are seeing for home, the ability to do 15% domestic growth is just a big number. I was hoping that Doug or Bill could speak to the number of new customers that you added in the quarter and how perhaps online is contributing to that and maybe just a little discussion on that front. Then I had one I guess conceptual question for Brian. When you guys talked about the strategic benefit of having 22 million subscribers in terms of launching new services, whether that be content, interactive TV, Internet Telephony etc. I think that the scale part of it clearly rang loud and clear with everyone. I know it is early and you are not at the finish line in terms of AT&T Broadband but I was just curious Brian if you could talk about perhaps inquiries into those kinds of opportunities that may have come from third parties. I am just curious if people have expressed interest in that even though we are obviously far from any kind of conclusion with that affair.

John: Niraj you got in under the wire. I was going to restrict everybody to one question each but you got in before I had a chance to say that. So we will take both and see where we go from here. Bill, are you on the line?

Bill:              Yes.

John:              Could you speak briefly to the first question?

Bill: I think Niraj had a very good comment. Given the historical results that we have had looking forward is always a concern because can we keep it up? I will tell you from a management standpoint, at QVC our long-term objective is to grow the base and iQVC business 13% and get an additional 2% from the international subs over the next five years. That could vary from year to year but that is our five-year plan. With regard to your question on iQVC obviously their growth rate is quite a bit faster than QVC however, we do not tout that as many other folks do because we believe and our research has shown that many people are using iQVC just as an ordering mechanism for QVC. In other words instead of calling us on the phone they will use the Internet to place their order. Having said that the iQVC growth from second quarter last year to second quarter this year is up 50% and currently represents about 7.5% of the base and iQVC business. Our strategy is continue to push people towards iQVC because we think it offers them a more useful and user friendly shopping experience but to combine the show with the shopping experience on iQVC. It certainly gives them a lot more alternatives to view from and easy ordering. That is it. I would be less than honest with you from a financial guy's perspective to see the kind of numbers we put up quarter after quarter is just very, very rewarding. We do not see any shortfall coming any time soon. That does not mean that it will not come but as I said the management team is united and feels very strongly that over a five year period we can grow consolidated revenues at a 15% rate annually.

John:              Thanks Bill.

Brian: I will say that QVC has been fabulous and recession or not the company is powering through. As to your second question it is not something that we have got specific plans on how things would happen but I think as a philosophical matter if you have a larger footprint there are going to be two types of opportunities. Independent entrepreneurs and companies who have new ideas of which there seem to never be a lack of new ideas for what can be done with broadband and cable and interactive. Some are good and some are not but this would be a great value creation opportunity for the shareholders. I think working with other cable companies is a big opportunity to galvanize some of the swaps that will round out clusters and to find ways to create these new services across multiple systems. So that this is a win, win for the industry as we face more and more competition in the years ahead. I also would point out that I think there is a tie from QVC and commerce in the next long period of time. These sophisticated set top boxes on your TV sets and QVC's ability to find the products people want, execute and fulfill should be a marvelous asset for this combined company as well. Next question please.

Operator:          Our next question comes from Richard Bilotti from Morgan
                   Stanley. Please go ahead.

Richard: Good afternoon. Obviously the question of the month or of the past months has been the sustainability of growth for the cable sector. Your new service RGU addition both on digital and cable modems were up from last quarter and they were also up massively on a year over year basis. I know you indicated your year end trends but could you talk a little bit about 2002 for those two products? Whether or not digital is still capable of being accelerated and whether or not the acceleration that we have seen in modems that we are going to see something proportionate to that in terms of acceleration 02 versus 01.

Brian: Let me pre-empt my colleagues here and start by saying that we are not going to give any 02 guidance because we have not. I think from a philosophical standpoint we feel very good about the direction of modems and that business your guess is as good as ours. We thought we would have 7% penetration three years from now and we are getting pretty close to 10% this year alone. So I think that we feel that we are just scratching the tip of what might be possible with data in this country and the industry is extremely well positioned. As with digital we are giving it a major facelift if you will be adding VOD capabilities, whether we match that up exactly right and whether there are a few periods where it does not keep growing as fast and then it comes back. That is guesswork and frankly for the longer term investor irrelevant. What is relevant is by adding the features, by the fact that certain studios appear ready to do the kinds of deals that might be day and date with home video for some of their product. That people like HBO and others are talking about really creative ideas with subscription Video On Demand that that should power digital into beyond pay television levels, which is where you would begin to think it might peter out at some point. I think it is really great that we have got ready to go the next version. Steve do you want to add anything?

Steve: I think that is very well said. Essentially a lot of the future for both of these products is going to be determined by our ability to freshen them and add new dimensions and go after new niches. Clearly the high-speed data business is on a faster growth ramp than digital but I think digital is going to have a very strong year next year. That is why we are spending so much time and attention getting the Video On Demand platform in place.

John:              Next question please, operator.

Operator:          Our next question comes from Doug Shapiro from Bank of
                   America Securities. Please go ahead.

Doug: Thanks. I wanted to drill down a little bit on the data business. I was wondering if you could talk about how subscriber additions were tracking towards the end of the quarter. I will make it one long sentence to make it sound like one question and as part of that if you could talk about what specific contributions both retail and self install had maybe in terms of the proportion and net additions in the quarter.

Steve: Let me answer the end of the question and then the beginning. Self-install was about a third of the business during the quarter and we are still getting 75% plus success when people attempt to do a self-install. Retail we look at the business in two halves and really see the second half as being the big retail push both with back to school, which we are quite excited about and then of course with Christmas. Retail was about 15% during this quarter. We think that is going to pick up dramatically. Inside the quarter there was a ramp during the quarter. We ended stronger in June then we started in the beginning of the quarter and we would expect that ramp to go through and then have a very strong August and September.

Doug: Do you actually feel like specifying what that June number was on a weekly install basis?

Steve:             John do you have the average weekly install for June?

John: I do not know that it is necessarily representative of where we are going in the third quarter so I am not inclined to break it out.

Doug:              So you do not want to tell us.

John:              Next question operator and thanks Doug.

Operator:          Our next question comes from Jessica Reif from Merrill
                   Lynch. Please go ahead.

Jessica: I cannot quite figure out how to make two questions into one. The advertising number looks phenomenal again. Please tell me if I am right. It was 19% growth. I am wondering how you achieved that in this environment and can you comment on capital expenditures for 2002?

John: Jessica that advertising number is approximately 10% and this is in a really soft advertising market. The only reason we got that was because we now have about a dozen markets up with Comcast market (inaudible) and in the market like Philadelphia we saw about a 20% decline in advertising revenues in that market. But we actually saw a 25% growth in our own business in that marketplace. That was because we attracted over 30 new names. That is on top of the 54 new names that we attracted in the first quarter. So we are seeing a really decided shift from the broadcasters to ourselves. So the share is coming from them to us. In terms of capital expenditures for next year I can only speak to cable. In the second half of the year we are going from $510 million in the second quarter to probably $450 million in the third quarter going to $350 million in the fourth quarter and finishing the full year at $1.75 billion for cable capital investment. As we get into next year you will see further declines from that $350 million level with the proportional amount of rebuild capital down dramatically as we get into the second half of next year.

Jessica: John what was the (inaudible) on the advertising number for 2000? I have 74 million and that is how I got 19%.

John: Maybe I can look that up while we are answering the next question.

Operator:          Our next question comes from Tom Wolzien from Sanford
                   Bernstein. Please go ahead.

Tom: Good afternoon. Brian you talked about how Comcast can bring...a financial approach can augment value in Telephony. Could you talk about how you have done that in Michigan and I think it was in Virginia systems where you have acquired phone systems and how you were operating them. Are you cutting back on what is happening or are you just managing them differently?

Brian: We have inherited some small samples where we have slowed down the rush to get certain penetrations that are maybe too aggressive to show short term cash flow but we are intrigued to learn more about it. Let me say that what we signaled at the launch was that it has got to be an absolute financial discipline around the process and that we think it is one of the quick ways to get our EBITDA substantially higher in the merge company. I think I am uncomfortable getting too specific on how we would do that until we really have a chance to sit down and understand more about it. We are studying the results out of Cox and others with the business. I think longer term we feel that the opportunity is in the critical part of the growth. One of the questions that was asked earlier was how do you sustain growth in this industry. Obviously you go and throw a lot of new ideas over this broadband and see what consumers want. Is it going to be Video On Demand? Is it going to be interactivity? Is it going to be e-commerce? Is it going to be Telephony? It is certainly going to be data. Data with Telephony could become IP Telephony. It could be that circuit switch suddenly turns the corner. Our message is that what over arches our strategy and the purity of the strategy is that EBITDA driven nature to put the kind of results out that we put out tonight. I think that is where I would say we would start but I think we certainly are not pretending to have all the answers at this point.

John: Just finishing up on your question Jessica. If we go back to the back of the press release to the pro-forma unaudited cable segment data that is apples to apples year to year advertising revenues for the second quarter this year; $87.9 million up from $80 million in the second quarter in 2000. Could we take the next question please operator?

Operator:          Our next question comes from George King from Alliance
                   Capital. Please go ahead.

George: Thank you. Free cash flow is always great to see. You gave a small caveat saying...excluding new business initiatives. Can you maybe outline what you would include in that and what you may be thinking along those lines?

John: George what we have in mind there is the guidance that we have given for the business communications operation here domestically and Broadnet in the European market. We have guidance of between $100 and $125 million between deficit cash flow and capital for Broadnet and an operating cash flow deficit of between $50 to $60 million for CBC here in the domestic market in addition to $200 to $250 million of capital expenditures for that same line of business.

Brian: I think the question though was that is all we have included in new business initiatives.

John:              That is all there is yes.

Brian: Is that it is the two Telephony ventures. We have previously stated that we are dramatically slowing down the international initiative. We are, as you know looking for ways to re-deploy the free cash flow in businesses where we think we can get a good growth rate. One of the things that seems to marry well with the AT&T proposal is the timing of our significant future generation of free cash flow and the opportunity to put it into business that we are very familiar with which is Broadband Systems and Cable. So the fact that some of those systems will still require rebuild is fine because we think you get a quick pay back on that as we are demonstrating with the RGU growth but it is a totally clean analysis as to what is in and what is out.

John:              Thank you.  Next question operator.

Operator:          Hi. Next question comes from Karim Zia from Deutsche Bank
                   Alex Brown. Go ahead with your question please.

Karim: Thanks. John and Steve I guess...implicit in the guidance for high speed data was an encouraging assumption for acceleration in that add rate from 100,000 in the second quarter to it looks like 140,000 for the third and fourth quarter. But in contrast with that with Digital Cable the guidance would seem to suggest a bit of a slower add rate to get there. Could you just reconcile the two? I guess you talked about it a little bit but is the difference somewhat in relative conservatism or is there something in data that makes you more optimistic in the second half in contrast with digital. Then relatedly just basic subs, can you talk about second quarter net ads this year versus last year? Thanks.

Steve: I think on the digital side there is no question that our penetration is reaching a point where we are until we go out with video on demand at some point there is going to be a plat pulling of our growth rate. I think that is the reason for the digital side. We do not see anything right now on the horizon but I think it is prudent to assume at some point that as business starts to plateau. Then on the high speed data side again very encouraged by all of the retail distribution, all of the fundamental trends, all the marketing programs most notably the back to school and Christmas season.

John: What you may see there Karim is more of a skew to the fourth quarter rather than evenly spread at 140 or so between the third and fourth quarter so it will be a significant step up from the second but we will have a bang up fourth quarter. Then on the subscriber front Steve, do you want to make a comment there?

Steve:             In terms of basic subscribers?

John: Yes we had 1% growth and I think we remain very, very comfortable with the full year guidance of 1% growth now and I do not think there is any other commentary on that.

Karim: I meant more in terms of the net ads being down versus last year.

Steve: Well the net adds for the systems that we owned were actually up versus last year. There was some digestion things going on but I think the key index to look at is trailing subscriber growth, 12 month trailing subscriber growth which was up 1% and as John said we would stick with that through the end of the year.

Karim:             Okay thanks.

John:              Thank you.  Next question operator.

Operator:          Our next question comes from Raymond Katz from Bear Stearns.
                   Please go ahead.

Raymond: Yes thank you. Steve if you are successful in getting the AT&T systems you will have the functional equivalent reach for a TB household greater than the G-Net O&O's* and almost to the level of the Disney O&O's. Given what you have been talking about with advertising can you tell us what you do with that reach?

Steve: Well I think the important thing that we have been working on and it really is masked by the advertising environment is putting in place these interconnects. The first thing you have to be able to do is go to an advertiser and say, "You can buy virtually 100% of a DMA. We are a credible alternative to a broadcast station. Your add is going to run. You are going to get one bill as opposed to buying from five different cable companies and who knows whether the add runs." We have done that. I believe we are up to 15 or 16 interconnects in the last year. I think the advantage of the combination when you are in 8 of the top 10 DMA's, 15 of the top 20 DMA's with such a strong position you can then go to an advertiser and much like the ABC, NBC, O&O group and say, "Would you like to do a spot buy in 8 of the 10 major cities?" What that does is that opens a completely new category. The first category of cable advertising has been the pizza parlors and the local car dealerships. The second category is really doing it on a city by city basis. The third category is really doing it on a national basis and the beauty of that is you are layering in dollars that are completely new to the equation. So we think that is a significant upside and eventually once you get that and then have the ability to make the advertising truly interactive. I think there is just a tremendous future if we can make that happen.

Raymond: So if you are able to go after national spot dollars now in these markets where...I guess the question is what in your advertising mix, what is national spot now?

Steve: Right now it is a relatively small percent of the pie but it is by far the fastest growing percent, national and regional spot. The local business actually if you look at our local business now it is actually down slightly because of the economy but the regional and national is growing quickly albeit off a smaller base.

Raymond:           So you are back in the O&O business Steve?

John: Next question. Sorry Ray I am showing favoritism. Next question please, operator.

Operator:          Our next question comes from Richard Greenfield from Goldman
                   Sachs. Please go ahead.

Richard: Hi thank you. We were following up on Richard's question from earlier. One of the other key questions that have come out of the other companies that have reported results has clearly been seasonality. You do not seem to show anywhere near the seasonality that the others talk to in terms of the second quarter with college disconnects and some of the excuses given for second quarter slow down and new service additions. Could you talk to that and then just related to that the issue of your full year guidance for cash flow. Your first quarter was up 11%. Your second quarter was up 13% yet your guidance for the full year is 12 to 13%. Given the normal acceleration should we just assume that your guidance is conservative? Thanks.

Steve: Well in terms of the seasonality traditionally the second quarter is a slower quarter. That having been said I think we have enough programs in place and acceleration in the business that we were able to come out just fine in terms of RGU growth. I think it does point for the fact that we are quite well positioned for a strong second half.

Brian: I think all we can say is we are going to let the numbers speak for themselves as to any future prognostications. I think we will stand by our guidance but we think that the entire industry is very healthy and various companies have different mixes of subscribers and things and we have had some seasonality. That does happen but we have been able to put these results out there and we are quite comfortable that we are going to have a great second half. Next question please.

John:              Operator this should be the last question I think.

Operator:          Thank you. Our final question comes from Jeff Wlodarczak
                   from CIBC World Markets please go ahead.

Jeff: Thank you. Echostar just announced a fall promotion, which includes a $9 monthly charge for 100 plus channels. Clearly I think they are getting much more aggressive on pricing, a trend that is probably going to continue. How do you respond to that?

Steve: Let me take a shot at that and then maybe John and Brian would like to weigh in. My understanding about that promotion is that you are required to pay for the dish and pay for the box. The second point I would make is by and large our key markets particularly Philadelphia and to a lesser degree Baltimore and Washington are not markets that Echostar has been targeting promotionally. We believe that having digital subscriptions up as high as they are with our key customers has really been one of the reasons why we have continued our growth. Satellite penetration in our markets is way below the industry average and we try to be as competitive as we possibly can be.

Brian: I would just take that and say that competition is part of what our business plan is about. That is why we are now trying to operate all of our call centers with a different level of customer service and our entire business in the Comcast universe and all the things that Steve and his team are doing. We will deal with that like we have dealt with many other promotions but the business is really healthy. We think if we can make this AT&T transaction happen in a way that is fabulous for the AT&T share holders and fabulous for the Comcast share holders this is the ultimate win, win. We hope we are going to stay focused and visual in on that but we are not taking our eye off the ball in how we are running the company. Thank you all very much.

Operator:          There will be a replay immediately following today's
                   conference call. It will run through tomorrow night at midnight. The dial in number is 630-652-3000 and the pass code is 4403651. Once again, the number for the replay is 630-652-3000 and the pass code is 4403651. A recording of the conference call will also be available on the company's
                   Web site. This concludes today's teleconference. Thank you for participating. You may all disconnect. Thank you for participating.

   Note: The following notice is included to meet certain legal requirements:


                           FORWARD-LOOKING STATEMENTS

     This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Comcast Corporation ("Comcast") wishes to take advantage of the "safe harbor" provided for by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Comcast. Factors that could cause actual results to differ materially include, but are not limited to
(1) the effects of legislative and regulatory changes; (2) the potential for increased competition; (3) technological changes; (4) the need to generate substantial growth in the subscriber base by successfully launching, marketing and providing services in identified markets; (5) pricing pressures which could affect demand for Comcast's services; (6) Comcast's ability to expand its distribution; (7) changes in labor, programming, equipment and capital costs;
(8) Comcast's continued ability to create or acquire programming and products that customers will find attractive; (9) future acquisitions, strategic partnerships and divestitures; (10) general business and economic conditions;
(11) other risks described from time to time in Comcast's periodic reports filed with the Securities and Exchange Commission (the "Commission"); and (12) with respect to statements relating to the proposed combination of Comcast and AT&T Broadband, factors that could cause actual results of the combined businesses of Comcast and AT&T Broadband to differ materially from expected results for such businesses, including failure to integrate the businesses successfully or to achieve the expected combination benefits.


                             ADDITIONAL INFORMATION

     Subject to future developments, Comcast may file with the Commission (i) a preliminary proxy statement for solicitation of proxies from the shareholders of AT&T Corp. ("AT&T") in connection with AT&T's broadband tracking stock proposal and (ii) a registration statement to register the Comcast shares to be issued in the proposed transaction. Investors and security holders are urged to read the proxy statement and registration statement (when and if available) and any other relevant documents filed with the Commission, as well as any amendments or supplements to those documents, because they will contain important information. Investors and security holders may obtain a free copy of the proxy statement and the registration statement (when and if available) and other relevant documents at the Commission's Internet web site at www.sec.gov. The proxy statement and registration statement (when and if available) and such other documents may also be obtained free of charge from Comcast by directing such request to: Comcast Corporation, 1500 Market Street, Philadelphia,
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     Comcast, its directors and certain other Comcast employees and advisors may be deemed to be "participants" in Comcast's solicitation of proxies from AT&T's shareholders. A detailed list of the names, affiliations and interests of the participants in the solicitation is contained in a filing made by Comcast with the Commission pursuant to Rule 14a-12 on July 9, 2001.